Exhibit 5.1

Simpson Thacher & Bartlett LLP
900 G STREET, NW WASHINGTON, D.C. 20001
TELEPHONE: +1-202-636-5500 FACSIMILE: +1-202-636-5502

March 3, 2026

Medline Inc.

3 Lakes Drive

Northfield, Illinois 60093

To the Addressee Stated Above:

We have acted as counsel to Medline Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale by certain selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of an aggregate of 86,250,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), including (i) 53,994,394 shares of Class A Common Stock held as of the date hereof by the Selling Stockholders (together with any additional shares of such stock that may be sold by the Selling Stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”), and (ii) 32,255,606 shares of Class A Common Stock issuable upon exchange of common units (“Common Units”) of Medline Holdings, LP, a Delaware limited partnership (“Medline Holdings”) (together with any additional shares of such stock that may be issued by the Company upon exchange of Common Units and sold by the Selling Stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Exchange Shares”).

NEW YORK	BEIJING	BOSTON	BRUSSELS	HONG KONG	HOUSTON	LONDON	LOS ANGELES	LUXEMBOURG	PALO ALTO	SAN FRANCISCO	SÃO PAULO	TOKYO

Medline Inc.	-2-	March 3, 2026

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, and the Second Amended and Restated Limited Partnership Agreement of Medline Holdings, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (1) the Shares are validly issued, fully paid and nonassessable and (2) when the Exchange Shares are issued in exchange for Common Units in accordance with their terms, the Exchange Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Medline Inc.	-3-	March 3, 2026

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP